Exhibit 99.1

Datasea Reports Third Quarter Fiscal Year 2022 Earnings and Provides Business Updates

BEIJING, May 16, 2022 (GLOBE NEWSWIRE) -- Datasea Inc. (NASDAQ: DTSS) (“Datasea” or the “Company”), incorporated in Nevada in September 2014, and a digital technology corporation engaged in three converging and innovative business segments: 5G messaging, acoustic intelligence and smart city in China, today announced financial results for the quarter ended March 31, 2022 and provided an update on its key strategic and operational initiatives.

“Datasea delivered record third quarter results with year-over-year growth, mainly driven by accelerating demand for our 5G messaging solutions. This quarter marked a significant inflection point to scale and transform Datasea, underscoring our continued diversification and competitiveness building across 5G messaging, acoustic intelligence, and smart city businesses,” said Zhixin Liu, CEO of Datasea. “Moving forward, underpinned by momentum from increased customer wins, leadership expansion, great synergy effects among the business lines, and strong business resilience, Datasea is well-positioned for future growth.”

Third Quarter 2022 Financial Highlights

●	Revenue was $6,643,538 for the three months ended March 31, 2022 compared to 17,686 for the quarter ended March 31, 2021 representing an increase of $6,625,852, or 37463%.

●	Gross profit was $588,404 for the three months ended March 31, 2022 compared to $7,774 for the three months ended March 31, 2021, representing an increase of $580,630 or 7469%. The increase in gross profit was mainly due to the delivery of services related to the 5G SMS service platform in 2022.

●	R&D expenses were $248,832 for the three months ended March 31, 2022 compared to $207,774 for the three months ended March 31, 2021, representing an increase of $41,058, or 19.76%.

●	More than $17.05 million worth of 5G messaging business contracts have been signed.

Third Quarter 2022 Business Highlights

5G Messaging

●	Client expansion. The number of enterprises that engaged with Datasea’s 5G message authorization development increased from about 100 to nearly 200 which directly resulted in the Company becoming a leading service provider in China.

●	Marketing and sales expansion. The Company adopted an integrated sales strategy to boost sales to better promote business development and meet with the demand of customers, which includes 1) an expansion of the sales team for direct sales; 2) partner and broker mode; 3) joint marketing mode; 4) the enterprise key customer project cooperation mode.

●	Industry recognition. Shuhai Zhangxun, a company indirectly contractually controlled by Datasea focusing on the 5G messaging business, was named the "Top 10 Enterprises of 5G Messaging in 2021" by New 5G Messaging (New Media) and 5G New Business Center. In January 2022, Shuhai Zhangxun took the lead in drafting the overall technical requirements for 5G messaging applications in the express delivery industry.

Acoustic Intelligence

In this quarter, the Company demonstrated the commercial potential of acoustic intelligence, through direct sales of acoustic intelligence powered disinfection equipment and agreements with different businesses to apply acoustic intelligence in the areas such as automotive systems and smart home appliances.

●	Client expansion. The Company entered into a three-year collaboration agreement with Guangdong Canbo Electrical Co., Ltd to apply Datasea’s innovative acoustic intelligence-enabled sterilization technology to the disinfection cabinets. The Company worked with Shanghai Zhuifeng Automotive System Co., Ltd to promote the acoustic intelligent module products in vehicle application scenarios. Datasea added Jiangsu Xinrong Network Technology Research Institute Co., Ltd. as a new customer of acoustic intelligence powered disinfection equipment and the total value of the engagement would be RMB 20 million (approximately USD 3.14 million) over the course of the two-year agreement.

●	Marketing and sales expansion. Datasea worked with Unicorner LLC to expand acoustic intelligence products distribution in the US market.

●	Industry recognition. In January, Datasea released China’s inaugural white paper with co-authors to uncover detailed facts and compelling analyses of the acoustic-intelligence technology, commercial applications, and the industry outlook.

Smart City

●	Client expansion. The Company was engaged by Jiangsu Xinrong Network Technology Research Institution Co., Ltd to provide 5G messaging smart city solutions, and the value of this engagement would be RMB 500,000 (approximately USD 78,800) per residential community over the course of the two-year agreement.

●	Product update. The Company recently laid out a series of upgrades, including IoT cloud platform 2.0 and Campus Security Cloud System to meet with the client needs in different scenarios and enhance the system’s analysis efficiency and integration capability.

Webcast and Conference Call Information

The Company will host a conference call and webcast to discuss its financial results at 9 a.m. ET (9 p.m. Beijing and Hong Kong Time) on Monday, May 16, 2022.

Dial-in details for the earnings conference call are as follows:
Toll Free: 1-877-451-6152
Toll/International: 1-201-389-0879

Participants should dial-in at least 5 minutes before the scheduled start time. Additionally, a live and archived webcast of the conference call will be available at: https://viavid.webcasts.com/starthere.jsp?ei=1550068&tp_key=f65ec48b63

A replay of the conference call will be accessible approximately soon after the conclusion of the live webcast, by dialing the following telephone numbers:

	NINE MONTHS ENDED MARCH 31,		THREE MONTHS ENDED MARCH 31,
	2022	2021	2022	2021

Revenues	$16,294,147	$152,925	$6,643,538	$17,686
Cost of goods sold	15,395,849	66,925	6,055,134	9,912

Gross profit	898,298	86,000	588,404	7,774

Operating expenses
Selling	612,253	295,252	225,262	121,216
General and administrative	3,990,789	2,377,257	1,372,509	945,285
Research and development	968,403	537,009	248,832	207,774

Total operating expenses	5,571,445	3,209,518	1,846,603	1,274,275

Loss from operations	(4,673,147)	(3,123,518)	(1,258,199)	(1,266,501)

Non-operating income (expenses)
Other income (expenses)	12,917	(22,160)	7,670	(9,958)
Interest income	37,730	1,916	4,837	112

Total non-operating income (expenses), net	50,647	(20,244)	12,507	(9,846)

Loss before income tax	(4,622,500)	(3,143,762)	(1,245,692)	(1,276,347)

Income tax	-	-	-	-

Loss before noncontrolling interest	(4,622,500)	(3,143,762)	(1,245,692)	(1,276,347)

Less: (loss) income attributable to noncontrolling interest	(226,561)	(93,902)	31,720	(57,347)

Net loss to the Company	(4,395,939)	(3,049,860)	(1,277,412)	(1,219,000)

Other comprehensive item
Foreign currency translation gain (loss) attributable to the Company	89,911	105,471	19,919	(7,072)
Foreign currency translation gain (loss) attributable to noncontrolling interest	2,076	(1,582)	(218)	(192)

Comprehensive loss attributable to the Company	$(4,306,028)	$(2,944,389)	$(1,257,493)	$(1,226,072)

Comprehensive loss (income) attributable to noncontrolling interest	$(224,485)	$(95,484)	$31,502	$(57,539)

Basic and diluted net loss per share	$(0.18)	$(0.14)	$(0.05)	$(0.06)

Weighted average shares used for computing basic and diluted loss per share	$23,837,047	$21,214,197	24,244,130	21,470,487

DATASEA INC.
CONSOLIDATED BALANCE SHEETS

	NINE MONTHS ENDED MARCH 31
	2022	2021

Cash flows from operating activities:
Loss including noncontrolling interest	$(4,622,500)	$(3,143,762)
Adjustments to reconcile loss including noncontrolling interest to net cash used in operating activities:
Loss on disposal on fixed assets	679	9,619
Depreciation and amortization	412,771	112,350
Bad debt expense	287,214	-
Operating lease expense	654,029	588,924
Stock compensation expense	515,250	12,000
Changes in assets and liabilities:
Accounts receivable	(5,469,460)	(12,380)
Inventory	(49,239)	(19,278)
Value-added tax prepayment	107,320	(75,765)
Prepaid expenses and other current assets	(262,428)	(130,638)
Accounts payable	4,655,575	81,903
Advance from customers	87,041	41,823
Accrued expenses and other payables	179,998	91,615
Payment on operating lease liabilities	(712,738)	(618,366)

Net cash used in operating activities	(4,216,488)	(3,061,955)

Cash flows from investing activities:
Acquisition of property and equipment	(32,188)	(103,054)
Acquisition of intangible assets	(402,118)	(25,934)
Long-term investment	(62,438)	-

Net cash used in investing activities	(496,744)	(128,988)

Cash flows from financing activities:
Due to related parties	(40,760)	-
Payment of loan payable	(1,499,291)	728,824
Proceeds from capital contribution from a major shareholder	62,438	-
Net proceeds from issuance of common stock	7,681,796	931,000

Net cash provided by financing activities	6,204,183	1,659,824

Effect of exchange rate changes on cash	88,123	36,360

Net increase (decrease) in cash	1,579,074	(1,494,759)

Cash, beginning of period	49,676	1,665,936

Cash, end of period	$1,628,750	$171,177

Supplemental disclosures of cash flow information:
Cash paid for interest	$-	$-
Cash paid for income tax	$-	$-

Supplemental disclosures of non-cash investing and financing activities:
Transfer of prepaid software development expenditure to intangible assets	$50,000	$1,000,000
Right-of-use assets obtained in exchange for new operating lease liabilities	$-	$1,294,315
Shares issued for accrued bonus to officers	$259,023	$-

IMPORTANT NOTICE TO USERS (summary only, please refer to the Form 10-Q for full text of notice); All information is unaudited unless otherwise noted or accompanied by an audit opinion and is subject to the more comprehensive information contained in our SEC reports and filings. We do not endorse third-party information. All information speaks as of the last fiscal quarter or year for which we have filed a Form 10-K or 10-Q, or for historical information the date or period expressly indicated in or with such information. We undertake no duty to update the information. Forward-looking statements are subject to risks and uncertainties described in our Forms 10-Q and 10-K.

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